EXHIBIT 99.1

First Mutual Bancshares' Net Income up 11% in 48th Consecutive Quarter
                          of Record Earnings;
       Strong Loan Production Helps Drive Third Quarter Profits

    BELLEVUE, Wash.--(BUSINESS WIRE)--Oct. 26, 2004--First Mutual Bancshares, Inc., (Nasdaq:FMSB) the holding company for First Mutual Bank, today reported that continued strong core loan growth contributed to the 48th consecutive quarter of record year-over-year earnings growth. Net income was up 11% to $2.5 million, or $0.46 per diluted share, compared to $2.3 million, or $0.42 per diluted share in the third quarter last year. For the nine-month period ended September 30, 2004, profits increased 10% to $7.0 million, or $1.28 per diluted share, from $6.4 million, or $1.20 per diluted share in the same period last year. All per share data has been adjusted to reflect the 10% stock dividend issued in April 2004.

    Third quarter financial highlights, compared to a year ago, include:

    1. Net interest income increased 17%.

    2. Revenues increased 18%, with sizable increases in both net interest income and noninterest income.

    3. Core deposits grew 37%, lowering the cost of funds.

    4. Loan production is up 8% to $122 million.

    5. Gross loans, excluding those held for sale, were up 12% to $786 million.

    6. Credit quality remains excellent, with non-performing assets equaling just 0.10% of total assets.

    7. Return on average equity was 17.9%, and return on assets was 1.04%.

    Management will host an analyst conference call tomorrow morning, October 27, at 7:00 am PDT (10:00 am EDT) to discuss the results. Investment professionals are invited to dial 303-262-2130 to participate in the live call. All current and prospective shareholders are welcome to listen to the live call or replay through a webcast posted on the bank's website, www.firstmutual.com, where it will be archived for one month. A telephone replay will also be available for a month, beginning approximately two hours after the conclusion of the call, at 303-590-3000 and using passcode 11009985#.
    "Loan production has remained strong, resulting in both top and bottom line growth," stated John Valaas, President and CEO. "We have continued to focus on making loans that carry above-market yields, particularly our niche consumer loans. Our residential custom construction and portfolio single-family home loans have been more consistently profitable than traditional mortgage banking, which is more susceptible to the volatility of interest rate cycles. The sales finance loans we originate nationally through a network of independent home improvement contractors carry excellent yields, but many are also sold off into the secondary market, creating noninterest income."
    Loan originations increased 8% to $122 million in the third quarter, compared to $113 million a year ago, and grew 6% to $347 million year-to-date, versus $327 million in the first nine months of last year. At September 30, 2004, portfolio loans were up 12% to $786 million, from $703 million at the end of the third quarter last year, while loans held for sale grew 40% to $16.3 million, compared to $11.7 million a year ago. Total assets increased 17% to $983 million, from $838 million a year ago.
    Income property loans were 42% of First Mutual's loan portfolio at September 30, 2004, compared to 48% at the end of the third quarter last year. Business banking increased slightly to nearly 12% of gross loans, from 11% a year ago, and commercial construction loans remain unchanged from a year ago at 3% of loans. Single-family mortgage loans, including loans held for sale, increased to 21% of the portfolio at the end of the third quarter, compared to 17% a year ago, while single-family construction loans remained flat at 10% of total loans. Consumer loans, largely originated through the Sales Finance Division, grew slightly to 12% of the loan portfolio at quarter-end, from 11% at September 30, 2003.
    "While our loan mix has not changed dramatically in the past year, the change in deposits has been more substantial," Valaas said. "We remain focused on growing checking account balances as well as utilizing Federal Home Loan Bank advances to lower our cost of funds." Core deposits have grown by 37% while time deposits have increased by only 10% over the past year. As a result, core deposits are now 37% of total deposits, compared to 32% a year ago. Total deposits grew 18% to $658 million, compared to $556 million at the end of September last year. The cost of interest-bearing liabilities decreased to 2.06% in the third quarter, from 2.30% last year, and to 1.86% for the nine-month period, from 2.52% a year ago. The net interest margin remained stable, at 3.99% in the third quarter, from 3.97% in the previous quarter and 4.01% in the third quarter last year. Year-to-date, the net interest margin expanded by 10 basis points to 4.03%, from 3.93% in the first nine months of 2003.
    Credit quality remains strong, with total non-performing assets
(NPAs) of just $1.0 million at quarter-end, or 0.10% of total assets. The provision for loan losses was $1.2 million in the first nine months of 2004, including $525,000 in the third quarter. Net charge-offs were $464,000 year-to-date, and as a result, the loan loss reserve grew to $9.2 million, or 1.14% of gross loans.
    "An improving local economy and relatively low interest rates have helped keep loan demand high for the last two years," Valaas said. "As a result, we have grown revenues substantially, posting sizable increases in both net interest income and noninterest income." In the third quarter, revenues were up 18% to $10.4 million, compared to $8.9 million a year ago. Revenues were up 17% year-to-date to $29.6 million, from $25.2 million in the first nine months of 2003.
    The strong loan growth resulted in a 13% increase in interest income in the third quarter, while interest expense grew 7% due to the focus on building low-cost deposits. As a result, net interest income grew 17% to $9.3 million, compared to $7.9 million in the third quarter of 2003. Noninterest income grew 24% to $1.2 million, from $957,000 a year ago in the third quarter, primarily due to the increased sale of loans generated by the Sales Finance Division. Noninterest expense was up 20% to $6.1 million, from $5.1 million in the third quarter of 2003, reflecting increased loan officer commissions and additional staffing.
    For the first nine months of 2004, interest income was up 10%, while interest expense declined 3%, despite a larger deposit base. Net interest income grew 19% year-to-date to $26.6 million, compared to $22.4 million a year ago. Noninterest income increased 7% to $3.0 million, from $2.8 million in the first nine months of 2003, as greater gain on sales of loans only partially offset decreased gain on sales of securities. Noninterest expense increased 20% to $17.8 million, from $14.8 million in the nine-month period ended September 30, 2003. The efficiency ratio was 60.0% in the nine-month period, compared to 58.6% a year ago, and was 58.3% in the quarter, versus 57.4% in the third quarter last year.
    First Mutual generated a 17.9% return on average equity (ROE) in the third quarter, and 17.2% year-to-date. ROE was 18.7% in the third quarter of 2003 and 18.3% in the first nine-months of that year. Return on average assets (ROA) was 1.04% in the most recent quarter and 1.02% year-to-date, compared to 1.10% and 1.08%, respectively, last year. Additional financial details follow the tables at the end of this release.
    First Mutual's consistent performance has garnered attention from a number of sources, including ranking #23 in U.S. Banker magazine earlier this year in the Top 200 Publicly Traded Banks with less than $1 billion in assets, by ROE. Keefe, Bruyette & Woods named First Mutual to its Honor Roll for its 10-year earnings per share growth rate, and Sandler O'Neill's 2004 Bank and Thrift Sm-All Stars named First Mutual among the top 30 performing small banks in the country, among the 592 with market capitalizations below $2 billion. In May, First Mutual Bank was named Eastside Business of the Year in the 2004 Eastside Business Awards, sponsored by the Bellevue Chamber of Commerce.
    First Mutual Bancshares, Inc. is the holding company for its wholly owned subsidiary, First Mutual Bank, an independent, community-based bank that operates 12 full-service banking centers in the Puget Sound area, and loan production offices in Tacoma and Bellingham, Washington, and a sales finance office in Jacksonville, Florida.
    www.firstmutual.com

    This press release contains forward-looking statements, including, among others, statements about our Outlook for Fourth Quarter 2004 and outlook regarding our sales finance loan program and the continued sales and servicing of a portion of those loans, information from our net interest simulation model and gap report, and our Outlook for Fourth Quarter 2004, that are forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements and results of models and reports include, among others, our continuing experience with and development of the sales finance program, various factors affecting general interest rate and net interest margin changes and the fiscal and monetary policies of the government, economic and competitive environment, loan portfolio growth, asset quality, and loan delinquency rates. We disclaim any obligation to update or publicly announce future events or developments that might affect the forward-looking statements herein or to conform these statements to actual results or to changes in our expectations. For further information regarding First Mutual, please read the First Mutual reports filed with the SEC and available at www.sec.gov.


Statement of Operations
---------------------------
(Unaudited)
(Dollars In Thousands, Except Per Share Data)

                  Quarter Ended             Nine Months Ended
                   Sept. 30,          %        Sept.  30,         %
                 2004       2003    Change   2004       2003    Change
              ---------- ---------- ------ --------- ---------- ------
Interest Income
 Loans
  Receivable    $12,722    $11,491          $36,925    $33,685
 Interest on
  Available
  for Sale
  Securities      1,210        722            2,872      2,059
 Interest on
  Held to Maturity
  Securities        103        139              320        512
 Interest
  Other             151        172              435        553
              ---------- ----------       ---------- ----------
Total Interest
 Income          14,186     12,524    13%    40,552     36,809     10%

Interest Expense
 Deposits         3,107      2,965            8,966      8,995
 FHLB Advances
  and Other       1,820      1,648            4,980      5,391
              ---------- ----------       ---------- ----------
Total Interest
 Expense          4,927      4,613     7%    13,946     14,386     -3%

Net Interest
 Income           9,259      7,911           26,606     22,423
Provision for
 Loan Losses        525        350            1,215        810
              ---------- ----------       ---------- ----------
Net Interest
 Income After
 Loan Loss
 Provision        8,734      7,561    16%    25,391     21,613     17%

Noninterest Income
 Gain on Sales
  of Loans          528        282            1,195        661
 Servicing Fees,
  Net of
  Amortization       89         18              203         48
 Gain on Sales
  of Investments      -        189               71        662
 Fees on Deposits   147        132              438        384
 Other              425        336            1,108      1,071
              ---------- ----------       ---------- ----------
Total Noninterest
 Income           1,189        957    24%     3,015      2,826      7%

Noninterest Expense
 Salaries and
  Employee
  Benefits        3,553      2,956           10,208      8,943
 Occupancy          675        620            2,020      1,780
 Other            1,861      1,512            5,541      4,065
              ---------- ----------       ---------- ----------
Total Noninterest
 Expense          6,089      5,088    20%    17,769     14,788     20%

Income Before
 Federal
 Income Tax       3,834      3,430           10,637      9,651
Federal Income
 Tax              1,308      1,161            3,610      3,265
              ---------- ----------       ---------- ----------
Net Income       $2,526     $2,269    11%    $7,027     $6,386     10%
              ========== ==========       ========== ==========

Per Share Data(1)
Basic Earnings
 Per Common
 Share            $0.48      $0.44     9%     $1.34      $1.23      9%
              ========== ==========       ========== ==========
Earnings Per
 Common Share,
 Assuming
 Dilution         $0.46      $0.42    10%     $1.28      $1.20      7%
              ========== ==========       ========== ==========

Weighted Average
 Shares
 Outstanding  5,279,971  5,185,909        5,256,990  5,173,914

Weighted Average
 Shares Outstanding
 Including Dilutive
 Effect of Stock
 Options      5,529,531  5,374,523        5,505,854  5,325,814

(1) All per share data adjusted to reflect the 10% stock dividend issued on April 7, 2004.


Balance Sheet
------------------------------
(Unaudited)
(Dollars In Thousands)          Annual   Sept. 30,  Dec. 31, Sept. 30,
                               % Change    2004      2003      2003
                              ---------- --------- --------- ---------
Assets:
Interest-Earning Deposits                    $244      $846    $4,216
Noninterest-Earning Demand
 Deposits and Cash on Hand                 14,153     6,581     5,632
                                         --------- --------- ---------
Total Cash and Cash
 Equivalents:                     46%      14,397     7,427     9,848

Mortgage-Backed and Other
 Securities, Available for
 Sale                                     122,583    77,624    71,915
Loans Receivable, Held for
 Sale                                      16,300    10,143    11,668
Mortgage-Backed and Other
 Securities, Held to Maturity               7,980     8,903     9,882
Loans Receivable                          785,921   723,710   703,010
Reserve for Loan Losses                    (9,157)   (8,406)   (8,201)
                                         --------- --------- ---------
Loans Receivable, Net             12%     776,764   715,304   694,809

Accrued Interest Receivable                 4,142     3,649     3,653
Land, Buildings and Equipment,
 Net                                       25,101    24,181    23,953
Real Estate Held-For-Sale                      98         -       215
Federal Home Loan Bank (FHLB)
 Stock, at Cost                            12,919    11,036    10,898
Servicing Assets                            1,235       468       202
Other Assets                                1,645     2,109       986
                                         --------- --------- ---------
Total Assets                      17%    $983,164  $860,844  $838,029
                                         ========= ========= =========

Liabilities and Stockholders'
 Equity:
Liabilities:
Deposits:
Money Market Deposit and
 Checking Accounts                       $236,442  $191,948  $170,840
Regular Savings                             8,375     8,711     8,467
Time Deposits                             413,485   383,232   376,619
                                         --------- --------- ---------
Total Deposits                    18%     658,302   583,891   555,926

Drafts Payable                                493       357       385
Accounts Payable and Other
 Liabilities                               13,493    12,899     4,335
Advance Payments by Borrowers
 for Taxes and Insurance                    3,263     1,727     3,082
FHLB Advances                             231,627   193,643   211,868
Other Advances                              1,000       500       500
Long Term Debentures Payable               17,000    17,000    13,000
                                         --------- --------- ---------
Total Liabilities                 17%     925,178   810,017   789,096

Stockholders' Equity:
Common Stock $1 Par Value-
 Authorized, 10,000,000 Shares
 Issued and Outstanding,
 5,285,414, 4,729,693, and
 4,718,443 Shares, Respectively             5,286     4,730     4,718
Additional Paid-In Capital                 45,573    33,678    33,516
Retained Earnings                           7,435    12,833    11,154
Accumulated Other
 Comprehensive Income:
Unrealized (Loss) on
 Securities Available for Sale
 and Interest Rate Swap, Net of
 Federal Income Tax                          (308)     (414)     (455)
                                         --------- --------- ---------
Total Stockholders' Equity        19%      57,986    50,827    48,933
                                         ========= ========= =========

Total Liabilities and Equity      17%    $983,164  $860,844  $838,029
                                         ========= ========= =========



Financial Ratios (1)                  Quarter Ended  Nine Months Ended
--------------------                   September 30,   September 30,
(Unaudited)                           2004     2003    2004      2003
                                     ------   ------ -------    ------
Return on Average Equity             17.92%   18.72%  17.22%    18.27%
Return on Average Assets              1.04%    1.10%   1.02%     1.08%
Efficiency Ratio                     58.28%   57.38%  59.99%    58.57%
Annualized Operating Expense/Average
 Assets                               2.50%    2.47%   2.57%     2.49%
Yield on Earning Assets               5.85%    6.04%   5.86%     6.22%
Cost of Interest-Bearing Liabilities  2.06%    2.30%   1.86%     2.52%
Net Interest Spread                   3.79%    3.74%   4.00%     3.70%
Net Interest Margin                   3.99%    4.01%   4.03%     3.93%
Tier 1 Capital Ratio                                   7.21%     7.27%
Risk Adjusted Capital Ratio                           11.82%    11.37%
Book Value per Share                                 $10.97     $9.43

(1)  All per share data adjusted to reflect the 10% stock dividend


LOAN DATA
----------                        Quarter Ended    Nine Months Ended
(Unaudited)                        September 30,      September 30,
Dollars in Thousands)             2004      2003     2004      2003
                                -------- --------- --------- ---------
Net Loans (Including Loans Held
 for Sale)                                         $793,064  $706,477
Non-Performing/Non-Accrual Loans                   $    899  $    226
 as a Percentage of Gross Loans                        0.11%     0.03%
Real Estate Owned Loans
 (Includes Consumer)                               $    101  $    230
Total Non-Performing Assets                        $  1,000  $    456
  as a Percentage of Total
   Assets                                              0.10%     0.05%
Loan Loss Reserves                                 $  9,157  $  8,201
  as a Percentage of Gross
   Loans                                               1.14%     1.15%
Loan Loss Provision              $  525    $  350  $  1,215  $    810
Net Charge-Offs from Reserves    $  233    $  230      $464      $363



AVERAGE BALANCES
----------------                 Quarter Ended     Nine Months Ended
(Unaudited)                       September 30,       September 30,
(Dollars in Thousands)           2004      2003      2004      2003
                               --------- --------- --------- ---------
Average Assets                 $973,434  $824,608  $922,004  $791,662
Average Equity                 $ 56,378  $ 48,499  $ 54,406  $ 46,608
Average Net Loans (Including
 Loans Held for Sale)          $790,319  $691,672  $759,256  $666,898
Average Deposits               $647,560  $537,288  $621,096  $526,648
Average Earning Assets         $929,335  $789,511  $880,323  $761,047

    FINANCIAL DETAILS

    NET INTEREST INCOME.

    Our net interest income for the quarter and nine months ended September 30, 2004, increased $1.3 million and $4.2 million, or 17% and 19%, respectively, over the same periods for the prior year. Relative to last year, growth in our earning assets accounted for the majority of the improvement in net interest income, though liability costs declining more than asset yields also contributed $117,000 and $544,000 to net interest income over the three- and nine-month periods. The following table illustrates the effects to our net interest income of balance sheet growth and rate changes on our assets and liabilities, with the results attributable to the level of earning assets classified as "volume" and the effects of asset and liability repricing labeled "rate."


Rate/Volume Analysis                             Nine Months Ended
------------------------                           Sept. 30, 2004
(Dollars in 000s)                              vs. Nine Months Ended
                          3Q2004 vs. 3Q2003        Sept. 30, 2003
                         Increase/(Decrease)    Increase/(Decrease)
                                 due to                due to
                         Volume  Rate   Total  Volume   Rate    Total
                         ------- ----- ------- ------- ------- -------
Interest Income
 Total Investments       $  405 $  26  $  431  $  730 $  (226) $  504
 Total Loans              1,680  (450)  1,230   5,345  (2,107)  3,238
                         ------- ----- ------- ------- ------- -------
 Total Interest Income    2,085  (424)  1,661   6,075  (2,333)  3,742

Interest Expense
 Total Deposits             585  (443)    142   1,555  (1,584)    (29)
 FHLB and Other             270   (98)    172     882  (1,293)   (411)
 Total Interest Expense     855  (541)    314   2,437  (2,877)   (440)
                         ------- ----- ------- ------- ------- -------
Net Interest Income      $1,230  $117  $1,347  $3,638  $  544  $4,182
                         ======= ===== ======= ======= ======= =======

    The growth in our earning assets contributed an additional $2.1 million and $6.1 million in incremental interest income for the quarter and nine-months ended September 30, 2004, compared with the same periods in the prior year. Partially offsetting this income, however, was additional interest expense incurred from the funding sources used to accommodate the asset growth. The additional expense associated with these funding sources totaled $855,000 and $2.4 million for the respective three- and nine-month periods. The net of these two factors resulted in an improvement in net interest income of $1.2 million, or 91% of the total improvement for the quarter, and $3.6 million, or 87% of the total increase for the first nine months of 2004.

(Dollars in 000s)

Quarter Ended      Average Earning    Average Net     Average Deposits
                        Assets           Loans
------------------ ---------------   --------------   ----------------
September 30, 2003       $789,511          $691,672          $537,288
December 31, 2003         813,622           715,963           569,908
March 31, 2004            844,439           742,498           594,141
June 30, 2004             893,451           773,561           620,606
September 30, 2004        929,335           790,319           647,560

    Based primarily on continued growth in our loan portfolio, our average earning assets during the third quarter of 2004 totaled $929 million, an increase of nearly $140 million, or 18% over the third quarter of 2003. For the nine months ended September 30, 2004, average earning assets totaled $880 million, an increase of $119 million over the same period last year. In addition to the loan growth illustrated in the table above, we had a number of securities trades settle in the second and third quarters of this year. With these additional securities, our portfolio totaled $131 million at the end of the third quarter, compared to $82 million at September 30, 2003.
    The majority of asset growth was funded with additional deposits, including certificates issued in institutional markets through deposit brokerage services. Additionally, we utilize wholesale borrowings, primarily advances from the Federal Home Loan Bank of Seattle (FHLB), to facilitate asset growth beyond that which our deposit growth will accommodate, as well as to match-fund specific asset categories. For the third quarter of 2004, our deposits averaged $648 million, representing growth of approximately $110 million over the average level of third quarter 2003. Results for the nine months ended September 30 were similar, with average deposits rising from $527 million in 2003 to $621 million this year. On a quarter-end versus quarter-end basis, deposits grew $102 million, with checking and money market balances accounting for $66 million, or 64% of the total growth. The growth of these deposit products going forward is an important facet of our overall funding strategy.

Net Interest Margin

        Quarter Ended                      Net Interest Margin
        ------------------                 -------------------
        September 30, 2003                        4.01%
        December 31, 2003                         4.09%
        March 31, 2004                            4.03%
        June 30, 2004                             3.97%
        September 30, 2004                        3.99%

    Our net interest margin totaled 3.99% for the third quarter, rising two basis points from that of the second quarter, following reductions in our margin in the first half of 2004. Contributing to the improvement in the last quarter was the above-mentioned growth in checking and money market deposit balances, as well as increases in various major rate indexes to which many of our loans are tied.
    As noted above, on a quarter-end versus quarter-end basis, deposits grew $102 million, with checking and money market balances accounting for $66 million, or 64% of the total growth. Strong third quarter growth in these lower-cost transaction accounts helped reduce our overall cost of funds and thus contributed to the quarter's improvement in net interest margin.
    Also contributing to the improvement were increases in market rate indexes, off of which many of our loans are priced. While the above Rate/Volume Analysis table indicates that our overall third quarter loan yields resulted in less interest income than in the third quarter of last year, improvement was observed among some loan types relative to the second quarter of this year, particularly those tied to the prime rate. The Federal Open Market Committee (FOMC) increased the Federal Funds target rate, the underlying rate from which the prime rate is indexed, by 25 basis points at each of its June 30, August 10, and September 21 meetings. These increases resulted in an overall 75 basis point increase in the prime rate over the course of the quarter. Unlike most other variable-rate loans, which typically reprice at regular contractually defined intervals, most prime loans reprice within a day or two of the FOMC's decision to change the Federal Funds target rate. As a result, changes in this rate will typically have an impact on prime-based loans immediately after the change to the index. Other market indexes used in our loan pricing have also risen in the last several months. However, as the loans tied to these indexes generally reprice at regular intervals per the loan agreements, typically on an annual basis, the effects of increases in these indexes will become apparent in a more gradual fashion as a part of the loan portfolio becomes subject to repricing each month.
    On a year-to-date basis, the reductions in our net interest margin over the first six months of 2004 were attributable, in part, to various strategic decisions. These included the decision to extend the terms of some of our funding sources in the first quarter, which reduced the mismatch between our asset and liability durations and locked in some longer-term funding rates at the levels prevailing at that time. Also contributing to the margin reduction was the above-mentioned growth in our securities portfolio. Since securities typically carry lower yields than loans, adding securities rather than loans to the balance sheet will generally result in a reduction in the net interest margin. The impact of securities purchases on net interest margin is made even more significant if the securities purchases are "match-funded," meaning acquired using wholesale funding sources with durations generally equal to those of the securities acquired. In our case, standard practice is to match-fund our securities purchases to lock in margins and manage interest rate risk. Consequently, while related interest rate risks have been reduced, the funding costs associated with our securities purchases over the last year have been higher than they would have been using mismatched, shorter-term funding sources.
    Had we not elected to extend the terms for some funding sources, increase the size of our securities portfolio, or match-fund our securities purchases, we would have expected to see a more significant improvement in net interest income and, consequently, higher net interest margins than the 4.03% and 3.97% shown for the first two quarters of 2004. However, our exposure to changing interest rates would have been exacerbated without these moves.

    GAP REPORT.

    Totaling 4.95% as of September 30, 2004, our one-year gap remained asset sensitive, with more assets than liabilities expected to mature, reprice, or prepay over the following twelve months. This represented an increase over the gap as of the end of the second quarter, as assets subject to reprice or mature over the next twelve months grew more significantly than did liabilities subject to repricing or maturity over the same time frame. The gap report has implied an asset sensitive position for a number of quarters, dating back to September 2001.

    NET INTEREST INCOME SIMULATION.

    The results of our income simulation model as of September 30, 2004, suggest that very little sensitivity exists with regard to changes in interest rates, with consistent net interest income observed in our base case projection and the rising and falling rate ramp scenarios. Our model indicates that in a scenario in which rates are assumed to rise 200 basis points, there would be no effect on our net interest income relative to our base line number, which assumes rates remain unchanged at their levels as of September 30, 2004. Assuming rates fall by 100 basis points, net interest income over the following twelve months would be negatively impacted by only 0.89%.

    RESERVE FOR LOAN LOSSES

    The provision for reserve for loan losses increased from $350,000 in the third quarter of last year to $525,000. The provision is also up sequentially from $250,000 in the first quarter rising to $440,000 in the second quarter of this year. The increase for the third quarter is largely due to the inherent risks identified in the portfolio and also includes an impairment charge of $171,000 for a single-family residential loan. The loan portfolio (excluding loans held for sale) has also grown $62 million year-to-date, or 8.6% (11.5% annualized). Also affecting the level of reserve for loan losses are the net loan charge-offs. Net charge-offs for the quarter (including the impairment charge of $171,000) remained flat at $233,000 as compared to third quarter last year. This has not been the case year-to-date. Through September 2004, net charge-offs totaled $464,000 as compared to $363,000 last year. With the exception of this quarter, the charge-offs are largely related to our home improvement (sales finance) loan portfolio. Year-to-date, sales finance loans accounted for 56% of the total net charge-offs in 2004, and 59% last year.

    NONINTEREST INCOME

    Gain on Sale of Loans.


                                             Year-to-Date Year-to-Date
                                               Sept. 30,    Sept. 30,
                      3Q2004       3Q2003        2004         2003
                   ------------ ------------ ------------ ------------
Gain on Loan Sales

Consumer Loan Sale
 Gains                $442,000     $103,000     $974,000     $183,000
Commercial Loan
 Sale Gains             37,000       32,000      108,000       77,000
Residential Loan
 Sale Gains             49,000      147,000      113,000      401,000
                   ------------ ------------ ------------ ------------
Total Gains on
 Loan Sales           $528,000     $282,000   $1,195,000     $661,000
                   ============ ============ ============ ============

                                             Year-to-Date Year-to-Date
                                               Sept. 30,    Sept. 30,
                      3Q2004       3Q2003       2004         2003
                   ------------ ------------ ------------ ------------
Loans Sold

Consumer Loans
 Sold              $11,029,000   $3,070,000  $26,293,000   $6,104,000
Commercial Loans
 Sold                4,820,000    7,099,000   22,366,000   17,425,000
Residential Loans
 Sold                8,307,000   11,232,000   24,963,000   44,511,000
                   ------------ ------------ ------------ ------------
Total Loans Sold   $24,156,000  $21,401,000  $73,622,000  $68,040,000
                   ============ ============ ============ ============

    Through the first two quarters of 2004, our gains on loan sales had significantly outpaced those of the prior year, driven largely by increased sales of our consumer loans. This trend continued in the third quarter, as gains totaled $528,000, an increase of $246,000, or 87% over the third quarter 2003 level. On a year-to-date basis, gains of $1.2 million exceeded the prior year level by $534,000, or nearly 81%. As evidence that a change in the mix of loans sold was responsible for the increase in gains on sales, rather than increased total sales volume, total loans sold increased only 13% for the quarter and 8% on a year-to-date basis relative to the prior year.
    Consumer loan sales, particularly sales finance loans, contributed most significantly to our loan sale gains this year. In 2003, the vast majority of these loans were retained with the objective of growing the portfolio. As loan production increased and the portfolio gained in size, the decision was made to manage the portfolio's size through quarterly sales of sales finance loans. For the quarter and nine months ended September 30, 2004, we realized gains of $442,000 and $974,000 on loan sales totaling $11.0 million and $26.3 million, respectively. These exceeded several times over the $103,000 and $183,000 in gains realized on sales of $3.1 million and $6.1 million for the same periods last year. Our current plan is to continue selling approximately $6 million to $8 million in sales finance loans each quarter, although we may occasionally sell as much as the $11 million we sold in the third quarter this year. Even at this increased level of loan sales, we expect the sales finance loan portfolio will continue to grow. Additionally, we generally continue the servicing functions for those loans that have been sold from the portfolio. This has resulted in substantial growth in our service fee income, described below.
    Commercial loan sales, and gains thereon, also increased relative to the prior year, though not nearly to the same extent as consumer loans. For the quarter and nine months ended September 30, 2004, we realized gains of $37,000 and $108,000, representing increases of 15% and 39% over prior year levels. Additionally, while third quarter sales of commercial loans were down relative to last year, year-to-date 2004 sales totaled $22.4 million, representing an increase of 28% over 2003. We generally utilize commercial loan sales to accommodate additional loan requests from existing borrowers. To limit our credit exposure to the borrower, we may sell their loan, in whole or in part, as participations. As with consumer loans, we will typically continue to service those loans sold from the portfolio and remain the point of contact for the borrower following the sale.
    In contrast, residential loan sale gains were down significantly from the prior year, declining 66% for the quarter and 72% for the nine months ended September 30, 2004. The declines in gains occurred as residential loan sales fell to $8.3 million for the third quarter, compared to $11.2 million in the same period last year. On a year-to-date basis, loan sales for 2004 totaled 44% less than in the prior year. We believe the sales volumes observed in 2003 were a product of the high level of refinancing activity that occurred during that time, and the substantial reduction in sales volumes in 2004 represents a more normalized residential lending environment.

    Servicing Fee Income.


                                           Year-to-Date  Year-to-Date
                                             Sept. 30,     Sept. 30,
                     3Q2004       3Q2003        2004          2003
                  ------------- ---------- ------------ --------------
Service Fee Income     $89,000    $18,000      $203,000       $48,000

    With the additional consumer loan sales this year, our income from servicing loans for others has increased dramatically, with income rising 405% from the third quarter of 2003, and 330% on a year-to-date basis. Servicing fees earned on the sales finance loans sold are expected to continue to grow as additional loans are sold each quarter to manage the size of the sales finance loan portfolio.
    Commercial loans serviced for others account for most of the remaining servicing fee income. In contrast to commercial loans, residential loans are typically sold servicing released, which means we no longer service those loans once they are sold. Consequently, servicing fees from residential loans sold would not be considered a significant source of fee income. As we do not have any plans at this time to change our policy and service these loans following their sales, we do not expect servicing income from residential loans sold to become a significant part of total servicing income.

    Gain on Sale of Investments.


                                            Year-to-Date Year-to-Date
                        3Q2004     3Q2003    Sept. 30,    Sept. 30,
                                                2004          2003
                      ----------- --------- --------------------------
Gain on Sales of
 Investments           $     -    $189,000      $71,000      $662,000

    Gains on sales of investments are opportunistic in nature, and we will not generally make any attempt to forecast future securities sales or gains thereon. Furthermore, with interest rates having risen over the last year and appearing to trend upward, the opportunity to realize any future gains on securities sales is unlikely. For the third quarter of 2004, we did not sell any securities from our portfolio. For the nine months ended September 30, 2004, gains on investment sales totaled $71,000 based on a $2 million sale in the first quarter. By comparison, in the lower interest rate environment of 2003, third quarter and year-to-date gains totaled $189,000 and $662,000, respectively. We do not currently have any sales pending, nor do we anticipate at this time any sales in the fourth quarter.

    Other Fee Income.


                                             Year-to-Date Year-to-Date
                                               Sept. 30,    Sept. 30,
                       3Q2004      3Q2003        2004         2003
                      ----------- ---------- ------------ ------------
Rental Income           $140,000   $182,000     $475,000     $546,000
Loan Fees                156,000     49,000      260,000      177,000
ATM/Wire Transfer/Safe
 Deposit Box              52,000     36,000      140,000       97,000
Late Charges              45,000     29,000      118,000       89,000
Miscellaneous             32,000     40,000      115,000      162,000
                      ----------- ---------- ------------ ------------
Total Other Income      $425,000   $336,000   $1,108,000   $1,071,000
                      =========== ========== ============ ============

    Other fee income for the third quarter of 2004 rose $89,000, or 26%, over the prior year, driven by a significant increase in loan fee income. On a year-to-date basis, the additional income was sufficient to increase total fee income by approximately 3%, or $36,000, over the prior year level.
    Loan fees, which include both prepayment and broker fees, rose $107,000 on a quarter-to-quarter comparison. Loan prepayment fees totaled $156,000 for the quarter, up from $42,000 in third quarter 2003. On a year-to-date basis, prepayment fees totaled $260,000 compared to $111,000 for the same period last year. We believe the higher level of prepayment fees this year, and particularly the third quarter, is a result of upward movements in shorter-term interest rates in recent months and expectations that rates may continue moving upwards in the next few years. These movements may have prompted borrowers with loans that would reprice at some point in the next few years to refinance their loans now, before rates could potentially move higher. Given the uncertainties in interest rates and borrower expectations, we do not know if the higher level of prepayment fees is likely to continue. Loan brokerage fees fell $7,000 for the quarter and $66,000 on a year-to-date basis, as our retail brokerage activity was nil through the first nine months of this year. The decline in broker fees was driven by our loan officers' preference for bank products over those offered by other financial institutions. We don't anticipate a change in that trend in the last quarter of 2004.
    Our rental income declined $42,000 in the quarter and $71,000 in the first nine months of this year, or approximately 23% and 13%, relative to the respective periods ended September 30, 2003. In the third quarter of last year, we lost several large tenants at First Mutual Center, our corporate headquarters. We have not replaced those tenants, nor do we have any serious negotiations underway with potential tenants for that space. We are also remodeling several floors in the building so that space is not currently available to lease.

    NONINTEREST EXPENSE

    Salaries and Employee Benefits. Salaries and employee benefit expenses rose by $597,000, or 20%, on a quarter-versus-quarter basis, from $3.0 million in the third quarter of 2003 to almost $3.6 million in 2004, accounting for approximately 60% of the total increase in noninterest expense. On a year-to-date basis, the increase was $1.3 million or 14%, over the nine-month period ended September 30, 2003.


Salaries and Employee Benefits

                          Quarter Ended         Nine Months Ended
                          September 30,            September 30,
                         2004        2003         2004        2003
                      ----------- ----------- ------------ -----------
Salaries              $2,276,000  $1,921,000   $6,710,000  $5,811,000
Commissions and
 Incentive Bonuses       541,000     451,000    1,315,000   1,274,000
Employment Taxes &
 Insurance               195,000     161,000      676,000     568,000
Temporary Office Help     69,000      65,000      152,000     237,000
Benefits                 472,000     358,000    1,355,000   1,053,000
                      ----------- ----------- ------------ -----------
Total Salaries &
 Benefits Expenses    $3,553,000  $2,956,000  $10,208,000  $8,943,000
                      =========== =========== ============ ===========

    Most of the increase in salary and benefit expense was the result of a net increase of 14% in the number of employees during the past 12 months. Our staffing level, as measured by full-time-equivalent (FTE) employee count, increased from 188 on September 30, 2003, to 214 FTE on the same date in 2004.


              Date                               FTE Count
         ------------------                      ---------
         September 30, 2003                          188
         December 31, 2003                           201
         March 31, 2004                              204
         June 30, 2004                               201
         September 30, 2004                          214

    The new Sammamish banking center, which opened in the fourth quarter of 2003, accounted for four of the new employees. The other new positions added over the past year were for various departments throughout the Bank.
    Contributing to the growth in compensation expense was an increase of $114,000 from the third quarter of 2003, and an increase of $303,000 year-to-date from the prior year for employee benefits. Those costs include health care insurance, employee stock ownership plan expense and 401(k) plan matching costs. Due to the combination of more employees and higher premiums per employee, we have experienced a 22% increase in health care costs as compared to third quarter 2003. Also, our contributions to the employee stock ownership and 401(k) matching plans have risen from $278,000 in 2003 to $378,000 year-to-date.
    An issue that complicates the reporting of our compensation expense is the deferral of loan origination costs. In accordance with current accounting literature, certain loan origination costs are deferred and amortized over the life of the loan. Each year, costs associated with loan origination activities are analyzed to determine a standard loan cost. Standard loan costs, which are determined for each loan type, are then deducted from operating expense, with the net figures reported in the financial statements. Compensation expense can vary based upon loan origination volumes, the mix of different loan types, and changes in the valuation of standard loan costs from year to year.


Effect of Deferred Loan
 Origination Costs        Quarter Ended          Nine Months Ended
                          September 30,            September 30,
                        2004        2003         2004         2003
                     ----------- ----------- ------------ ------------
 Salaries and
  Employee Benefits  $4,122,000  $3,584,000  $11,950,000  $10,634,000
 Deferred Loan
  Origination Costs    (569,000)   (628,000)  (1,742,000)  (1,691,000)
                     ----------- ----------- ------------ ------------
 Net Salaries and
  Employee Benefits  $3,553,000  $2,956,000  $10,208,000   $8,943,000
                     =========== =========== ============ ============

    Occupancy Expenses. Occupancy expenses increased $54,000, or 9%, from $620,000 in the third quarter of 2003 to $674,000 in 2004. For the nine months ended September 30, 2004, occupancy expenses increased $239,000, or 13%, from the same period in 2003.


Occupancy Expenses           Quarter Ended        Nine Months Ended
                             September 30,          September 30,
                             2004       2003        2004        2003
                         ---------- ---------- ----------- -----------
Rent Expense               $76,000    $49,000    $236,000    $247,000
Utilities and Maintenance  135,000    137,000     448,000     373,000
Depreciation Expense       340,000    287,000     974,000     782,000
Other Occupancy Costs      124,000    147,000     362,000     378,000
                         ---------- ---------- ----------- -----------
Total Occupancy Expenses  $675,000   $620,000  $2,020,000  $1,780,000
                         ========== ========== =========== ===========

    Occupancy costs in 2004 were affected by growth in capital expenditures over the past year, which resulted in $53,000 of higher depreciation expense and leasehold improvement amortization for the third quarter and $192,000 for the nine months ended September 30, 2004. Contributing substantially to these recent capital expenditures were a remodeling project to one of our branches and upgrades to our information systems infrastructure. Also, the new Sammamish banking center, which opened in the fourth quarter of 2003, accounted for $27,000 of additional rent expense in the third quarter of 2004 compared to the prior year. Additional maintenance, repair and utilities expense of $75,000 was incurred in the first nine months of 2004 over the same period in 2003, due mainly to the ownership of the First Mutual Center, purchased in the first quarter of 2003.
    Other Noninterest Expenses. Other noninterest expenses increased by $349,000, or 23%, from $1.5 million in the third quarter of 2003 to nearly $1.9 million for the same period in 2004. This accounted for approximately 35% of the total increase in operating expenses. For the nine months ended September 30, 2004, other noninterest expenses grew $1.5 million, or 36%, over the same nine-month period in 2003.


Other Noninterest
 Expenses                   Quarter Ended        Nine Months Ended
----------------------        Sept. 30,               Sept. 30,
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------
Marketing & Public
 Relations               $297,000    $286,000    $885,000    $766,000
Credit Insurance          280,000      81,000     783,000     136,000
Outside Services          145,000     129,000     462,000     332,000
Taxes                     120,000     134,000     355,000     341,000
Informations Systems      261,000     179,000     760,000     469,000
Legal Fees                 83,000     127,000     341,000     338,000
Other                     675,000     576,000   1,955,000   1,683,000
                       ----------- ----------- ----------- -----------
Total Other
 Noninterest Expenses  $1,861,000  $1,512,000  $5,541,000  $4,065,000
                       =========== =========== =========== ===========

    The most significant growth in other noninterest expenses, at $199,000 for the third quarter, came from credit insurance premiums for our sales finance loan portfolio. This same expense increased by $647,000 in the nine months ended September 30, 2004 compared to the same period in 2003. In the fourth quarter of 2002, we began to insure against default risk on loans to borrowers with credit scores below
720. Our insurance contract contains a variable premium that ranges between a low of 0.60% and a ceiling of 2.70% (as an annualized percentage of the outstanding insured balances). The most likely premium is 2.70%, with the final premium to be determined at a later date based on our actual loan loss history. The total expense, both paid and accrued, for the insurance premium related to the sales finance portfolio in the third quarter was $276,000, which reflects the maximum premium of 2.70%. There is the possibility that in future periods our experience will be more favorable and we will receive a rebate on premiums paid. However, based on our loss experience in the last three quarters we are not optimistic about any future rebates. Please refer to the "Sales Finance (Home Improvement) Loans" section for a further discussion of this topic.
    Also contributing to the increase in expenses for third quarter and year-to-date 2004 were costs related to information systems, charitable donations and accounting and auditing fees. The increase in information systems expenses for the third quarter was largely attributable to an internet network conversion and an upgrade to greater bandwidth, which accounted for approximately $25,000 of additional expense over the third quarter of 2003. Additionally, as noted in the "Salaries and Employee Benefits" section above, certain costs incurred as part of the loan origination process are deferred and amortized over the life of the loan, including some information systems expenses. Based on our calculations and estimates of our information systems costs as they relate to the loan origination process, a larger amount of these costs were capitalized in 2003 than this year, on both a quarterly and year-to-date basis. This change in the amount of information systems costs capitalized this year versus 2003 resulted in a significant difference in overall costs, with third quarter and year-to-date impacts totaling $35,000 and $111,000, respectively. Charitable donations for the third quarter 2004 rose significantly compared to the same period in 2003, increasing $49,000 from the prior year level. Accounting and auditing fees increased $35,000 in the current quarter over the third quarter of 2003 due mainly to additional work required for the Sarbanes-Oxley Act of 2002 requirements. Offsetting these increases was a reduction of $44,000 in legal fees during the third quarter compared to the same period in 2003. This reduction was principally due to updating our deposit contracts and expenses related to our sales finance lending program during the third quarter of 2003.

    NON-PERFORMING ASSETS

    Our exposure to non-performing loans and repossessed assets as of September 30, 2004 was:


One single-family residence, OR.  No anticipated loss.       $421,000
Twenty-three consumer loans.  Full recovery anticipated
 from insurance claims.                                       165,000
One single-family residence, Western WA (impaired loan).(a)   125,000
Seven consumer loans.  No loss anticipated.                    96,000
Two community business loans.  No loss anticipated.            51,000
One community business loan.  Possible loss of $25,000.        25,000
Three consumer loans.  Possible loss of $8,000.                 8,000
One consumer loan.  Paid in full in October 2004.               8,000
                                                           -----------
TOTAL NON-PERFORMING LOANS                                   $899,000

TOTAL REAL ESTATE OWNED AND REPOSSESSED ASSETS                101,000
                                                           -----------
TOTAL NON-PERFORMING ASSETS                                $1,000,000
                                                           ===========
(a) The total loan amount was $296,000 less the impairment charge against the reserve for loan losses of $171,000 resulting in an adjusted loan amount of $125,000.

    PORTFOLIO INFORMATION

    Commercial Real Estate Loans. The average loan size (excluding construction loans) in the Commercial Real Estate portfolio was $720,900 as of September 30, 2004, with an average loan-to-value ratio of 64%. At quarter-end, none of these commercial loans were delinquent for 30 days or more. Small individual investors or their limited liability companies and business owners typically own the properties securing these loans. The portfolio is split between residential use (multi-family or mobile home parks) and commercial use. At quarter-end, the breakdown was 48% residential and 52% commercial.
    The loans in our commercial real estate portfolio are well diversified, secured by small retail shopping centers, office buildings, warehouses, mini-storage facilities, restaurants and gas stations, as well as other properties classified as general commercial use. To diversify our risk and to continue serving our customers, we sell participation interests in some loans to other financial institutions. About 16% of commercial real estate loan balances originated by the Bank have been sold in this manner. We continue to service the customer's loan and are paid a servicing fee by the participant. Likewise, we occasionally buy an interest in loans originated by other lenders. About $9 million of the portfolio, or 2%, has been purchased in this manner.
    Sales Finance (Home Improvement) Loans. The sales finance portfolio grew at a steady pace throughout 2003. Even though loan production has increased in 2004, the portfolio growth has slowed. We are selling a greater percentage of the portfolio and loan prepayment speeds on our existing portfolio continue at a rate of between 35% and 40%.


                                                       Insured Balance
                                                           (FMSB and
                      Bank Portfolio       Servicing        Servicing
                          Balance            Balance       Portfolios)
                      ---------------     -------------  -------------
September 30, 2003      $  56 million     $   3 million  $  20 million
December 31, 2003          62 million        10 million     27 million
March 31, 2004             63 million        16 million     32 million
June 30, 2004              67 million        22 million     39 million
September 30, 2004         68 million        31 million     45 million

    During the third quarter of 2004, the average new loan amount was $10,700. The current average balance on loans in the portfolio is $9,200. We insured 41% of the Bank's portfolio balance for credit risk, and 44% of total new loans in the third quarter.
    Noted below is the charge-off table for the uninsured portfolio, and the claims experience table for the insured portfolio:


                         UNINSURED PORTFOLIO
                         -------------------
                                                            Delinquent
                                               Charge-offs    Loans
                                                   as a       as a
                    Loan Balance   Net Charge-  Percent of  Percent of
                  (FMSB Portfolio)    Off       Portfolio   Portfolio
                  ---------------- -----------  ---------   ---------
September 30, 2003  $  38 million   $73,000        0.19%       0.89%
December 31, 2003      40 million   100,000        0.25%       0.76%
March 31, 2004         40 million    50,000        0.13%       0.81%
June 30, 2004          41 million   136,000        0.33%       0.51%
September 30, 2004     40 million    71,000        0.18%       0.75%

                          INSURED PORTFOLIO
                          -----------------
                                                    Delinquent Loans
                                    Claims as a     as a Percent of
                                       Percent          Portfolio
                    Claims Paid     of Insured     (FMSB and Servicing
                                       Balance         Portfolios)
                  --------------- ---------------- -------------------
September 30, 2003       $33,000         0.21%               1.36%
December 31, 2003         89,000         0.38%               2.32%
March 31, 2004           351,000         1.18%               1.72%
June 30, 2004            315,000         0.89%               1.57%
September 30, 2004       265,000         0.64%               2.17%

    Our portfolio at September 30, 2004 totaled $68 million, of which $28 million is insured. The $40 million of uninsured loans with an average credit score of 728 has performed at a fairly consistent level, in terms of loan losses as a percent of the portfolio, over the last five quarters; ranging from 0.18% to 0.33% during that time. The significant change has occurred in the lower credit score (insured) portfolio, which has an average credit score of 667. Losses incurred in that portfolio are submitted to our credit insurer for reimbursement. The claims experience in the last 12 months has jumped from 0.21% (claims as a % of insured balances) in the third quarter of last year to a high of 1.18% in the first quarter of 2004, and then dropping to 0.64% in the third quarter. The actual claims paid have risen accordingly from $33,000 a year ago to a high of $351,000 in the first quarter this year and subsequently falling to $265,000 in the third quarter of 2004. Similar trends occurred in the delinquency ratios until the third quarter of 2004, where we saw an increase in delinquencies to 2.17%. For the new policy year beginning October 1, 2004, our insurer has indicated that the premium structure will remain unchanged from the previous two policy years.
    The contract with the credit insurer also has a maximum exposure limit to the insurer of 10% of the loan balances. Each year's loan production that is insured is treated as a separate portfolio in terms of the 10% limit. The first pool that was insured included loans closed between October 2002 and September 2003, and totaled $21.8 million with a maximum loss that could be claimed of $2.2 million. That pool currently has a balance of $14.4 million and we have a remaining lifetime loss credit of $1.3 million. Because of the prepayment of loans in that pool, our loss credit is still 9.0% of the remaining balance even though the insurance company has paid claims totaling $890,000. The comparable figures for the 2003 pool (loans insured between October 2003 and September 2004) is $35 million in insured balances for a maximum loss of $3.5 million. Our remaining insured balance is $30.4 million and our credit limit is $3.3 million. To date, we have submitted $176,000 in claims against the pool.

    PORTFOLIO DISTRIBUTION

    The loan portfolio distribution at the end of the third quarter was as follows:


Single Family (including loans held-for-sale)                  21%
Income Property                                                42%
Business Banking                                               12%
Commercial Construction                                         3%
Single-Family Construction:
     Spec                                                       2%
     Custom                                                     8%
Consumer (including loans held-for-sale)                       12%

Adjustable-rate loans accounted for 91% of our total portfolio.

    DEPOSIT INFORMATION

    The number of business checking accounts increased 38%, from 1,364 at September 30, 2003, to 1,877 as of September 30, 2004, a gain of 513 accounts. The deposit balances for those accounts grew 57%. Consumer checking accounts also increased, from 5,341 in the third quarter of 2003 to 6,546 this year, an increase of 1,205 accounts, or 23%. Our total balances for consumer checking accounts rose 55%.


                           Time    Checking Money Market    Regular
                          Deposits             Accounts      Savings
                         --------- -------- -------------- ----------
 September 30, 2003          68%        10%           21%          1%
 December 31, 2003           66%        10%           22%          2%
 March 31, 2004              64%        11%           23%          2%
 June 30, 2004               65%        12%           22%          1%
 September 30, 2004          63%        13%           23%          1%

    OUTLOOK FOR FOURTH QUARTER 2004

    Net Interest Margin. Our forecast for the third quarter was a range of 3.95% - 4.05%, and we came in near the middle of the forecast at 3.99%. Our forecast for fourth quarter is again a range of 3.95% - 4.05%.
    Loan Portfolio Growth. The loan portfolio, excluding loans held-for-sale, declined by about $7 million, as compared to our forecast of $15 - $20 million in growth in the second quarter 2004 press release. We subsequently reduced that forecast to $5 - $15 million in the 10-Q based on the trends that were occurring at that time. About $6 million included in loans held-for-sale this quarter are sales finance loans that in prior quarters were included in the loan portfolio. That change in classification is due to the increased sale of sales finance loans in the third quarter. If we had included, as we have in the past, the sales finance loans in the loan portfolio, the growth in the portfolio would have been about flat for the quarter. We expect the fourth quarter results to improve over the third quarter, with loan growth in the range of $5 - $15 million.
    Noninterest Income. Our estimate for the third quarter was a range of $900,000 - $1.0 million. The actual result for the quarter was fee income of $1.2 million. Most of the variance was due to better execution of the sales finance loan sale. The better than expected loan sale accounted for approximately $100,000 of the difference. For third quarter, we are looking for fee income in the $700,000 - $800,000 range because of an anticipated smaller sale of sales finance loans of between $6 million - $8 million.
    Noninterest Expense. Noninterest expense increased by 20% on a quarter-to-quarter comparison, which was slightly less than our forecast of 21%. The outlook for fourth quarter is a 15% increase over the like quarter in 2003.

    The "Outlook for Fourth Quarter 2004" contains our current estimates and forecasts for certain earnings and growth factors. These "outlooks" are forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bounds of our knowledge of our business, operations, and prospects, these forward-looking statements are subject to numerous uncertainties and risks, and actual events, results, and developments will ultimately differ from the expectations and may differ materially from those expressed or implied in such forward-looking statements. Factors which could affect actual results include the various factors affecting general interest rate and net interest margin changes and the fiscal and monetary policies of the government, economic conditions in our market area and the nation as a whole; our ability to develop new deposits and loans; our ability to control our expenses while increasing our services, our facilities and the quality of our operations; the impact of competitive products, services, and pricing; and our credit risk management. There are other risks and uncertainties that could affect us which are discussed from time to time in our filings with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We are not responsible for updating any such forward-looking statements.

    CONTACT: First Mutual Bancshares, Inc.
             John Valaas or Roger Mandery, 425-455-7300